Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR SECOND QUARTER OF FISCAL 2010

WALTHAM, Mass., March 8, 2010 — ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its second quarter of fiscal year 2010 ended January 31, 2010.

Financial Summary

•	Net revenue of $235.5 million, a decrease of 9.6% compared to the second quarter of fiscal 2009
•	Gross margin as a percentage of revenue of 13.4% compared to 12.4% in the second quarter of fiscal 2009
•	Operating income of $6.0 million compared to operating loss of $160.5 million in the second quarter of fiscal 2009, which included a non-cash goodwill impairment charge of $164.7 million
•	Net income of $2.6 million, or $0.06 per share, compared to net loss of $168.8 million, or $3.73 per share, in the second quarter of fiscal 2009
•	Non-GAAP operating income of $13.2 million compared to $12.4 million in the second quarter of fiscal 2009, an increase of 6.6%
•	Free cash flow from operations of $29.5 million, an increase of 33.2% compared to the second quarter of fiscal 2009

Consolidated Financial Results

“Despite the economic challenges, we demonstrated sound execution of our business plan and improved profitability in the second quarter,” said Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions. “Although revenues were impacted by the economic environment, our revenue mix improved and included new engagements utilizing our Aftermarket and e-Business solutions, and contributions from the recently completed acquisition of Tech for Less. In addition, the cost reduction initiatives implemented last fiscal year continue to have a positive impact on our business. Despite having 9.6% lower revenues compared with the second quarter of last fiscal year, our non-GAAP operating income increased by 6.6% and free cash flow from operations increased by 33.2%.”

“Looking forward, we remain cautious about unit volumes from clients and the timing of the start up of new engagements. However, we continue to see bright spots in our business with improved volumes from certain clients and a generally improving tone in the market, which provides us with optimism for the future,” continued Lawler.

ModusLink reported net revenue of $235.5 million for the second quarter of fiscal 2010, a decrease of 9.6% compared to net revenue of $260.5 million reported in the second quarter of fiscal 2009, and a decline of 4.5% compared to the first quarter of fiscal 2010. Revenue for the second quarter of 2010 included $4.8 million from Tech for Less, which was acquired on December 4, 2009.

Gross profit for the second quarter of fiscal 2010 was $31.5 million, or 13.4% of revenue, compared to $32.2 million, or 12.4% of revenue, in the second quarter of fiscal 2009. The increase in gross margin as a percentage of revenue was primarily due to favorable work mix and cost reduction initiatives undertaken during fiscal 2009.

Operating income for the second quarter of fiscal 2010 improved to $6.0 million compared to an operating loss of $160.5 million in the second quarter of fiscal 2009. The improvement was principally due to better gross margin and a 10.2% reduction in Selling General & Administrative expenses. In addition, for the second quarter of fiscal 2009, the Company reported a non-cash goodwill impairment charge of $164.7 million, which was not present in the second quarter of fiscal 2010.

Other income (loss) was a loss of $1.2 million in the second quarter of 2010 compared to a loss of $4.9 million in the second quarter of 2009. Other income (loss) for the second quarter of 2010 was primarily comprised of an $0.8 million loss from equity in affiliates. Other income (loss) for the second quarter of 2009 included the impairment of several investments in the @Ventures portfolio, which was not repeated in the second quarter of fiscal 2010.

Net income for the second quarter of 2010 was $2.6 million, or $0.06 per share, compared to net loss of $168.8 million, or ($3.73) per share, for the same period in fiscal 2009.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and other non-recurring charges, the Company reported non-GAAP operating income of $13.2 million for the second quarter of fiscal 2010, a 6.6% increase from $12.4 million for the same period in fiscal 2009.

As of January 31, 2010, the Company had working capital of approximately $222.8 million compared to $237.0 million at July 31, 2009 and $217.4 million at January 31, 2009. Included in working capital as of January 31, 2010 were cash, cash equivalents, short-term investments and marketable securities totaling $164.3 million compared to $179.2 million at July 31, 2009 and $135.7 million at January 31, 2009. Cash, cash equivalents and marketable securities at January 31, 2010 reflects a payment of $29.0 million, net of acquired cash, for the acquisition of Tech for Less. The Company concluded the quarter with no outstanding bank debt.

For the second quarter of fiscal 2010, net cash provided by operating activities of continuing operations was $31.4 million and additions to property and equipment were $2.0 million, and therefore free cash flow from operations was $29.5 million, a 33.2% increase compared to $22.1 million in the same period in 2009.

“Our continued focus on cost management and working capital efficiency has resulted in the generation of strong free cash flow from operations,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “We continue to maintain a robust and liquid balance sheet that serves as a strong foundation to support future growth and strategic acquisitions.”

Based on current forecasts from its clients, ModusLink updated its outlook and expects revenue for the third quarter of fiscal 2010 to be flat to lower compared to the second quarter of fiscal 2010. The Company expects sequential improvement in revenue for the fourth quarter of fiscal 2010, compared to the third quarter of fiscal 2010, as a result of increased contributions from new engagements. In addition, ModusLink expects to generate positive free cash flow from operations for the full fiscal year 2010.

Stock Repurchase Program Update

During the second quarter of fiscal 2010, the Company repurchased 708,098 shares of its common stock for aggregate consideration of $6.5 million. These purchases were made in open market transactions under the Company’s stock repurchase program, which was announced on June 9, 2009 and pursuant to which the Company has authorized the repurchase of up to $15 million of common stock over a 12-month period. Under the program, the Company repurchased $12.8 million of common stock through January 31, 2010.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2010 second quarter results at 5:00 p.m. ET on March 8, 2010. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release. The Company defines “Free cash flow from operations” as net cash provided by (used in) operating activities of continuing operations less additions to property and equipment as shown on the Company’s consolidated statements of cash flows. Management considers free cash flow from operations to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects net cash generated from operations. Free cash flow from operations is not a measure determined in accordance with GAAP and may not be defined and calculated by other companies in the same manner. A table reconciling “Free cash flow from operations” to the GAAP measures of net cash provided by (used in) operating activities of continuing operations less additions to property and equipment is included in the statement of operations information in this release.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. designs and executes global supply-chain, aftermarket and e-Business solutions — across multiple channels — for the world’s leading technology and consumer brands. More than 25 years of experience developing flexible, scalable and sustainable business process outsourcing and technology solutions across the global value chain enables the Company to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives, by enabling them to react quickly to shifting market dynamics impacting value chain performance and revenues. ModusLink Global Solutions has headquarters in Waltham, Massachusetts and more than 25 facilities in 14 countries—giving it the largest global footprint in the industry. For additional information, visit www.moduslink.com.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected impact of improving volumes from certain clients and an improving tone in the market, the prospects for future growth and strategic acquisitions and the current expectations regarding revenue in the third and fourth quarters of fiscal 2010 and free cash flow from operations for fiscal 2010. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its free cash flow from operations and cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; potential acquisitions may not be available on terms acceptable to the Company or at all; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Bob Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Manager

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2010	July 31, 2009	January 31, 2009
Assets:
Cash and cash equivalents	$163,970	$168,767	$135,363
Available-for-sale securities	284	440	333
Short-term investments	—	10,000	—
Accounts receivable, trade, net	150,311	171,090	186,930
Inventories, net	67,107	63,023	79,644
Prepaid expenses and other current assets	13,060	12,773	10,200

Total current assets	394,732	426,093	412,470

Property and equipment, net	56,348	61,178	66,259
Investments in affiliates	13,180	12,369	29,313
Goodwill	42,007	25,708	25,708
Intangible assets, net	27,509	23,120	25,865
Other assets	9,741	7,353	6,742

	$543,517	$555,821	$566,357

Liabilities:
Current portion of capital lease obligations	$54	$152	$129
Accounts payable	112,756	122,125	129,275
Current portion of accrued restructuring	7,021	15,098	9,944
Accrued income taxes	1,377	1,803	1,679
Accrued expenses	43,259	42,277	43,248
Other current liabilities	5,817	5,793	8,426
Current liabilities of discontinued operations	1,602	1,866	2,348

Total current liabilities	171,886	189,114	195,049

Long-term portion of accrued restructuring	1,686	2,014	2,325
Long-term portion of capital leases obligations	64	194	16
Other long-term liabilities	16,437	16,490	19,336
Non-current liabilities of discontinued operations	2,057	2,411	2,964

	20,244	21,109	24,641
Stockholders' equity	351,387	345,598	346,667

	$543,517	$555,821	$566,357

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended January 31,			Six months ended January 31,
	2010	2009	Fav (Unfav)	2010	2009	Fav (Unfav)
Net revenue	$235,488	$260,461	-9.6%	$482,167	$551,874	-12.6%
Cost of revenue	203,954	228,240	10.6%	414,619	491,583	15.7%

Gross profit	31,534	32,221	-2.1%	67,548	60,291	12.0%

	13.4%	12.4%	1.0%	14.0%	10.9%	3.1%
Operating expenses:
Selling, general and administrative	23,953	26,659	10.2%	47,039	64,155	26.7%
Amortization of intangible assets	1,599	1,372	-16.5%	2,972	2,740	-8.5%
Impairment of goodwill	—	164,682	100.0%	—	164,682	100.0%

Total operating expenses	25,552	192,713	86.7%	50,011	231,577	78.4%

Operating income (loss)	5,982	(160,492)	103.7%	17,537	(171,286)	110.2%
Other income (loss)	(1,213)	(4,902)	75.3%	(2,374)	(8,795)	73.0%

Income (loss) from continuing operations before taxes	4,769	(165,394)	102.9%	15,163	(180,081)	108.4%
Income tax expense	2,174	3,455	37.1%	4,055	7,489	45.9%

Income (loss) from continuing operations	2,595	(168,849)	101.5%	11,108	(187,570)	105.9%
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(29)	74	-139.2%	16	159	-89.9%

Net Income (loss)	$2,566	$(168,775)	101.5%	$11,124	$(187,411)	105.9%

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$0.06	$(3.73)	101.6%	$0.25	$(4.12)	106.1%
Income (loss) from discontinued operations	$—	$—	0.0%	$—	$—	0.0%

Net income (loss)	$0.06	$(3.73)	101.6%	$0.25	$(4.12)	106.1%

Shares used in computing basic income (loss) per share	44,208	45,256		44,504	45,498

Shares used in computing diluted income (loss) per share	44,301	45,256		44,623	45,498

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009
Net revenue:
Americas	79,026	88,646	164,164	181,627
Asia	70,116	74,108	145,682	157,998
Europe	79,017	94,106	162,102	204,761
All other	7,329	3,601	10,219	7,488

	$235,488	$260,461	$482,167	$551,874

Operating income (loss):
Americas	(3,369)	(76,625)	(3,946)	(85,711)
Asia	14,778	(66,162)	30,210	(55,081)
Europe	(1,054)	(13,736)	(729)	(22,823)
All other	(538)	(164)	(459)	416

	9,817	(156,687)	25,076	(163,199)
Other reconciling items	(3,835)	(3,805)	(7,539)	(8,087)

	$5,982	$(160,492)	$17,537	$(171,286)

Non-GAAP operating income (loss):
Americas	(380)	266	1,602	(4,906)
Asia	16,432	10,705	33,591	24,421
Europe	264	4,078	2,201	1,404
All other	(5)	135	378	1,016

	16,311	15,184	37,772	21,935
Other reconciling items	(3,143)	(2,827)	(6,252)	(6,235)

	$13,168	$12,357	$31,520	$15,700

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$13,168	$12,357	$31,520	$15,700

Adjustments:
Depreciation	(4,226)	(4,779)	(8,450)	(9,446)
Amortization of intangible assets	(1,599)	(1,372)	(2,972)	(2,740)
Impairment of goodwill	—	(164,682)	—	(164,682)
Stock-based compensation	(1,325)	(1,360)	(2,396)	(3,044)
Restructuring, net	(36)	(656)	(165)	(7,074)

GAAP Operating income (loss)	$5,982	$(160,492)	$17,537	$(171,286)

Other income (loss)	(1,213)	(4,902)	(2,374)	(8,795)
Income tax expense	2,174	3,455	4,055	7,489
Income (loss) from discontinued operations	(29)	74	16	159

Net income (loss)	$2,566	$(168,775)	$11,124	$(187,411)

The calculations of free cash flow from operations for the three month periods ending January 31, 2010 and January 31, 2009 are as follows:

	Three months ended January 31,
	2010	2009
Net cash provided by operating activities of continuing operations	$31,417	$24,663
Additions to property and equipment	(1,969)	(2,554)

Free cash flow from operations	$29,448	$22,109